Exhibit 10.8

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 28th day of May, 2014, by and between SunEdison Semiconductor Limited, (“SSL”) and Shaker Sadasivam (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as the chief executive officer of SSL and Executive desires to be employed by SSL on the terms and conditions set forth herein, with Executive’s actual first day of employment by the Company to be May 28, 2014 (such date, the “Effective Date”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company, SSL and the Executive hereby agree as follows:

1. Term; Position and Responsibilities. Unless Executive’s employment shall sooner terminate pursuant to Section 4 hereof, SSL shall employ Executive on the terms and subject to the conditions of this Agreement for the term commencing on the Effective Date and ending on the four year anniversary of the Effective Date, provided that the term shall be automatically renewed for successive one-year terms following the expiration of the initial term described above (the initial term and each additional one-year term each, a “Term”), unless either party provides the other party with notice pursuant to Section 9(f) at least sixty (60) calendar days before the expiration of the applicable Term of its (or his) intention not to renew such Term, in which case the Executive’s employment shall terminate at the end of such Term. The entire period during which Executive is employed by SSL pursuant to this Agreement shall be referred to as the “Employment Period.” During the Employment Period, Executive shall serve as Chief Executive Officer of SSL and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties as the Company or SSL specifies from time to time. During the Employment Period, SSL will also cause the Board of Directors of SSL (the “Board”) to appoint Executive as a director of SSL and to nominate Executive for re-election to the Board when his term as director expires. Executive shall comply with all written policies and procedures of SSL. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for SSL (except for (i) vacation time as set forth in Section 3(b) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic responsibilities, (B) such reasonable time as may be necessary from time to time for personal financial matters and (C) certain other activities with the prior written consent of the Board).

2. Compensation.

(a) Base Salary. As compensation for the services to be performed by Executive during the Employment Period, SSL shall pay Executive a base salary at an annualized rate of $600,000.00, payable in installments on SSL’s regular payroll dates. Executive’s base salary shall be reviewed annually by the Board and may be adjusted upwards by the Board, in its sole discretion. The annual base salary payable to Executive under this Section 2(a) shall hereinafter be referred to as the “Base Salary.”

(b) Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn an annual bonus (an “Annual Bonus”) in respect of each calendar year in accordance with this Section 2(b) and pursuant to the terms of SSL’s Annual Incentive Plan then existing for such calendar year; provided, however, that, except as may be provided in Section 4(f) hereof, the Annual Bonus for any calendar year shall be payable to Executive only if Executive is employed by SSL on December 31 of such year. In respect of calendar year 2014 and thereafter, Executive will have a target bonus of 100% of Executive’s Base Salary and a maximum bonus of 200% of Executive’s Base Salary. Any Annual Bonus that becomes payable to Executive shall be payable in the form of cash. The amount of any Annual Bonus and all other terms and conditions related thereto (including without limitation any performance criteria) shall be determined by the Board, in its sole discretion.

(c) Stock Options and RSUs.

(i) Initial Equity Grants. Subject to the approval by the SSL Board of Directors, you will be eligible to receive a non-qualified option to purchase shares of common stock of SSL, comprised of two-thirds (2/3) non-qualified stock options and one-third (1/3) performance based Restricted Stock Units (RSUs) pursuant to the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan (the “Plan”), which shall have a total equivalent face value of $7,500,000 at the initial public offering (IPO) price. The options will have a face value of $5,000,000 and will vest in accordance with the following vesting schedule: 1st anniversary of the hire date – 25%, 2nd anniversary of the hire date – 25%, 3rd anniversary of the hire date – 25% and 4th anniversary of the hire date – 25% (the “Sign-On Options”). The performance based RSUs with a face value of $1,250,000 will vest upon the attainment of $200 million EBITDA for fiscal years 2015, 2016, 2107 and 2018 following review by and approval of SSL’s Compensation Committee of the Board of Directors (the Sign-On RSUs”). If the company attains the targeted EBITDA in any fiscal year (2015, 2016, 2017 or 2018), the RSUs shall vest.

(ii) Entitlement to any stock options or RSUs (including but not limited to the Sign-On Options and the Sign-On RSUs) is subject to the terms of the stock option and/or RSU agreement between you and SSL, as applicable, as well as by the terms of the Plan or any equity incentive plan under which the options and/or RSUs are or will be granted.

3. Employee Benefits and Perquisites.

(a) Participation in Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by SSL from time to time and generally available to the senior executives of SSL including to the extent maintained by SSL, but not limited to, life insurance, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

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(b) Vacation. During the Employment Period, Executive shall be entitled to the same amount of annual vacation that is generally available to the senior executives of SSL, as may be increased from time to time consistent with SSL’s past practices.

(c) Indemnification. Executive and SSL shall enter into an indemnification agreement substantially similar to the existing indemnification agreements between by SSL and its directors and officers.

4. Termination of Employment. Executive’s employment may be terminated prior to the end of the Term specified in Section 1 hereof as follows:

(a) Termination Due to Death or Disability. Executive’s employment may be terminated by SSL due to Executive’s Disability (as defined below). In the event that Executive’s employment hereunder terminates due to his death or is terminated by SSL due to Executive’s Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Disability” shall mean a physical or mental condition entitling Executive to benefits under the long-term disability policy maintained by SSL, as such policy may be amended from time to time. Executive’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive long-term disability benefits under such policy.

(b) Termination by SSL for Cause. Executive’s employment may be terminated by SSL for Cause (as defined below). In the event of a termination of Executive’s employment by SSL for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). For purposes of this Agreement, “Cause” shall mean (i) the failure of Executive to make a good faith effort to substantially perform his duties hereunder (other than any such failure due to Executive’s Disability) or Executive’s insubordination with respect to a specific resolution of the Board; (ii) Executive’s dishonesty, gross negligence in the performance of his duties hereunder or engaging in willful misconduct, but only if such action or omission has caused or is reasonably expected to result in direct or indirect material injury to SSL or any of its Affiliates (as defined below in Section 9(j)); (iii) breach by Executive of any material provision of this Agreement or of any other written agreement with SSL or any of its Affiliates or material violation of any written SSL policy applicable to Executive; or (iv) Executive’s indictment for a crime that constitutes a felony or other crime of moral turpitude or fraud that reasonably could impair Executive’s ability to satisfactorily perform his duties hereunder. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by SSL that Executive’s employment could have been terminated for Cause hereunder, Executive’s employment shall, at the election of SSL, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred If, as a result of such determination, Executive would no longer be entitled to any of the severance compensation or related benefits granted pursuant to paragraph 4(f)(i), any cancellation of such compensation and benefits will apply prospectively only, from the date of any change to the characterization of Executive’s termination. Notwithstanding the foregoing, a failure, insubordination or breach described in items (i) or (iii) above shall not constitute Cause unless SSL shall have first given Executive written notice describing the failure, insubordination or breach and a reasonable opportunity, not less than ten (10) business days in length, to cure such failure, insubordination or breach.

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(c) Termination Without Cause. Executive’s employment may be terminated by SSL Without Cause (as defined below). In the event of a termination of Executive’s employment by SSL Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(i). A termination “Without Cause” shall mean a termination of Executive’s employment by SSL during the Term specified in Section 1 hereof other than due to Executive’s death, Disability or for Cause.

(d) Termination by Executive. In the event that Executive terminates his employment for Good Reason (as defined below), Executive shall be entitled to the termination benefits described in Section 4(f)(i). In the event that Executive terminates his employment Without Good Reason (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 4(f)(ii). A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with SSL following the occurrence, without Executive’s consent, of any of the following events: (i) a material reduction in Executive’s authority, duties or responsibilities, (ii) a requirement that Executive report to anyone other than the Board, (iii) a material reduction in Executive’s total compensation, unless such reduction is part of a reduction applicable to a broad class of management employees, (iv) any other material breach of this Agreement by SSL or (v) relocation of Executive’s principal work location to more than twenty-five (25) miles from Executive’s current principal work location, provided that (x) within sixty (60) days following the occurrence of any of the events set forth herein, Executive shall have delivered written notice to SSL of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Executive’s right to terminate his employment for Good Reason, and SSL shall not have cured such circumstances to the reasonable satisfaction of Executive within thirty (30) days after receipt of such notice and (y) Executive delivers a Notice of Termination to SSL in accordance with Section 4(e) within thirty (30) days following SSL’s failure to cure such circumstances within the time period specified above. A termination “Without Good Reason” shall mean a termination of Executive’s employment by Executive during the Term specified in Section 1 hereof other than a termination of Executive’s employment by Executive for Good Reason in accordance with the foregoing procedures.

(e) Notice of Termination; Date of Termination.

(i) Notice of Termination. Any termination by SSL pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d), shall be communicated by a Notice of Termination addressed to the other party to this Agreement in accordance with the notice provisions of Section 9(f). A “Notice of Termination” shall mean a notice stating that Executive or SSL, as the case may be, is electing to terminate Executive’s employment with SSL and stating the proposed effective date of such termination, provided such effective date shall not be sooner than the dates provided in Section 4(e)(ii).

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(ii) Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by SSL for Cause or Without Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, (iii) if Executive’s employment is terminated due to either party providing the other party with notice of non-renewal of the Term in accordance with Section 1 hereof, the last day of such Term, (iv) if Executive’s employment is terminated due to Executive’s Disability, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given, and (v) if Executive’s employment is terminated by Executive for any reason, the date specified in the applicable Notice of Termination, provided that such date shall not be less than thirty (30) days after the date on which Notice of Termination is given.

(f) Payments Upon Certain Terminations.

(i) Termination by SSL Without Cause or by Executive for Good Reason. In the event Executive’s employment is terminated by SSL Without Cause or by Executive for Good Reason at any time prior to the end of the Term specified in Section 1 hereof, SSL shall pay to Executive (A) his Base Salary through the Date of Termination and (B) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days after the Date of Termination. In addition, in the event that a Separation (as defined below in Section 9(j)) occurs because Executive’s employment is terminated by SSL Without Cause or by Executive for Good Reason, in either case, prior to the end to the Term specified in Section 1 hereof, subject to the effectiveness of Executive’s execution of a general release and waiver of all claims against SSL, its Affiliates and their respective officers and directors in the form substantially similar to the Separation Agreement and General Release attached hereto as Exhibit A (the “Separation Agreement”), and subject to Executive’s compliance with the terms and conditions contained in this Agreement, Executive (or, following his death, Executive’s estate) shall be entitled to (C) the continuation of Executive’s Base Salary for the two-year period beginning on the Date of Termination (the “Severance Period”), (D) continued coverage under SSL’s group health care plan through the earlier of the end of the Severance Period and the date the Executive becomes eligible for coverage under another group health care plan and (E) a pro rata portion of the earned amount of Executive’s Annual Bonus for the year in which the Date of Termination occurs. The “earned amount” of Executive’s Annual Bonus for the year in which the Date of Termination occurs shall be calculated based on SSL’s actual results (or projected results, as may be applicable) in such year to date (prior to the termination). Such pro rata portion shall be equal to the earned amount of the Annual Bonus multiplied by a fraction, the numerator of which is the number of days of service that Executive completed in such year (including both weekday and weekend days during the relevant period) and the denominator of which is 365. The salary continuation payments shall commence within 60 days after the Date of Termination and, upon commencement, shall be made retroactively to the Date of Termination. The pro rata portion of the Annual Bonus calculated above shall be paid within 60 days after the Date of Termination. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards. Notwithstanding the foregoing, and again subject to the execution and effectiveness of the Separation Agreement, in the event that SSL terminates Executive’s employment Without Cause or Executive terminates his employment for Good Reason, in either case prior to the second anniversary of the Effective Date, the Board

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of Directors of SSL shall take all appropriate action to allow Executive to become immediately vested in all Sign-On Options and Sign-On RSUs described in section 2(c) hereof, including those that did not or would not have otherwise already vested prior to the second anniversary of the Effective Date.

(ii) Termination Due to Executive’s Death or Disability, by SSL for Cause, by Executive Without Good Reason, or as a result of failure to renew the Term. Except as otherwise provided herein, if, at any time prior to the end of the Term specified in Section 1 hereof, Executive’s employment is terminated due to Executive’s death or Disability, by SSL for Cause, by Executive Without Good Reason, or as a result of either party serving notice of non-renewal of the Term as provided in Section 1, SSL shall pay to Executive (or, in the event of Executive’s death, to his estate) (i) his Base Salary through the Date of Termination and (ii) his Annual Bonus, if any, earned in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, in each case to the extent not yet paid, within thirty (30) days following the Date of Termination. Equity awards held by the Executive on the Date of Termination shall be governed by the applicable option plans and/or agreements for such awards.

(iii) Except as specifically set forth in this Section 4(f), Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4(f) shall supersede the provisions of any such plan, policy, program or practice), except as may be required with respect to any vested benefits under any tax-qualified plan maintained or contributed to by SSL or Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). For avoidance of doubt, upon any termination of Executive’s employment, any outstanding options not yet vested as of the Date of Termination shall expire and be canceled effective as of the Date of Termination; provided, however, that Executive shall be entitled to retain any vested options in accordance with the applicable option plans and/or agreements for such options.

(g) Resignation upon Termination. Effective as of any Date of Termination under this Section 4 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all director, officer or other positions then held by him with SSL and all of its Affiliates.

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5. Share Ownership or Retention Guidelines.

Executive agrees to comply with any reasonable share ownership or share retention guidelines as may be adopted by the Board from time to time, which guidelines would require Executive to own a minimum number of shares of Common Stock (excluding shares underlying unexercised options held by Executive) or retain a minimum number of shares of Common Stock upon the exercise of an option or vesting of an RSU, all subject to approval of SSL’s Compensation Committee and compliance with SSL’s insider trading policies and applicable securities laws.

6. Confidentiality Agreement.

The provisions of the confidentiality agreement between Executive and SunEdison, Inc., f/k/a MEMC Electronic Materials, Inc., dated as of September 14, 1993, a copy of which is attached as Exhibit B (the “Confidentiality Agreement”), shall continue in full force and effect as if originally signed with SSL rather than MEMC Electronic Materials, Inc. and are incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement shall control.

7. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive referenced in Section 6 hereof and contained in the Confidentiality Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause SSL irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that SSL shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies SSL may have.

8. Entire Agreement. Subject to the terms of the various plans and documents referenced herein, this Agreement constitutes the entire agreement among the parties hereto with respect to Executive’s employment and his right to compensation and benefits, including without limitation severance or termination pay. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other Person and those contained in any prior offer, employment, consulting or similar agreement entered into by Executive and SSL or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

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9. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of SSL and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except that SSL may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.

(c) Taxes. SSL may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In addition, if any of the provisions referenced in Section 6 hereof and contained in the Confidentiality Agreement is for any reason held by a court to be excessively broad as to duration, geographical scope, activity, subject matter or otherwise then such provision will be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to SSL, to it at:

SunEdison Semiconductor, LLC

501 Pearl Drive (City of O’ Fallon)

P.O. Box 8

St. Peters, Missouri 63376-0008

Attention: General Counsel

Attention: Chairman of the Board of Directors

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(B)	if to Executive, to him at his residential address as currently on file with SSL.

(g) Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to SSL that he is legally free to accept and perform his employment with SSL, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. SSL will not request or require, and Executive agrees not to use, in the course of Executive’s employment with SSL, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Certain Definitions.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Separation”: means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“409A Compliance”: For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 4(f)(i) is hereby designated as a separate payment. If SSL determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (A) the salary continuation payments under Section 4(f)(i), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after Executive’s Separation and (B) the installments that otherwise would have been paid during the first six months following Executive’s Separation shall be paid in a lump sum when such salary continuation payments commence. Prior to the date such lump sum is paid to Executive in accordance with this Section 9(j), interest shall accrue thereon at a reasonable rate of interest as determined by the Board, but in no event less than the Applicable Federal Rate prescribed by the Internal Revenue Service.

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IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

SUNEDISON SEMICONDUCTOR LIMITED

By:	/s/ Tony Alvarez
Name: Tony Alvarez
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Shaker Sadasivam
Name: Shaker Sadasivam

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

Exhibit A

Separation Agreement

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Mr. Shaker Sadasivam and SSL(“SSL”). In consideration of the following promises, the parties agree as follows:

1. Termination of Employment and Severance Period.

(a) Mr. Sadasivam’s employment with SSL is terminated effective as of [date] (the “Termination Date”). As of the Termination Date, Mr. Sadasivam will be relieved of the day-to-day activities of his position as CEO of SSL Except as provided herein, Mr. Sadasivam will receive no other wages, payments, or benefits of any kind after his Termination Date.

(b) Mr. Sadasivam agrees that between [date] and [date two years later] (the “Severance Period”), he will, without further compensation other than as set forth in this Agreement, be available to assist SSL as reasonably requested by SSL at mutually agreeable time(s) and places(s) regarding activities pertaining to his prior responsibilities with SSL and do such other things as are reasonably requested by SSL to provide for an orderly transition of his employment responsibilities. In addition, through the Severance Period, Mr. Sadasivam agrees to assist SunEdison Semiconductor LLC, and if necessary to testify through a deposition or at trial, with respect to matters related to periods during which he was employed by SunEdison Semiconductor LLC. SSL will reimburse Mr. Sadasivam for reasonable and necessary out-of- pocket business expenses incurred by him in connection with the services provided under this Paragraph 1(b), including (i) business travel expenses when travel is required and pre-approved by SSL and (ii) other items agreed to by SSL in advance of being incurred. Such services shall be provided by Mr. Sadasivam in his capacity as an employee (or former employee) of SSL and shall be at such times and of such scope as are reasonably requested by the President and CEO of SunEdison. These services will not exceed an average of ten hours (10) hours per week. This covenant from Mr. Sadasivam is a material part of this Agreement, and without this covenant, SSL would not enter into this Agreement. The obligations of Mr. Sadasivam to provide assistance under this Paragraph 1(b) shall terminate in the event of Mr. Sadasivam’s death or incapacity. However, if Mr. Sadasivam obtains other regular full time employment during the Severance Period, all payments from SSL shall cease, for the duration of the Severance Period.

2. Acknowledgements.

(a) Mr. Sadasivam affirms that he has reported all hours worked as of the date he signs this Agreement (the “Date of Agreement”) and has received all compensation, wages, bonuses, commissions and benefits to which he is entitled. Before the Last Day of Active Employment, Mr. Sadasivam was a participant in the [name of annual incentive plans] (“AIP”). Both parties agree and acknowledge that Mr. Sadasivam is not eligible for any AIP bonus for [year].

(b) Both parties agree and acknowledge that Mr. Sadasivam is not entitled to any payments, earned or unearned, accrued or unaccrued, under any employment agreement or other agreement with SSL to which Mr. Sadasivam is a party, including the employment agreement signed between Mr. Sadasivam and SSL on [            ], 2014 (the “Employment Agreement”), except the payout of [     ] hours of accrued and unused Paid Time Off (PTO) which will occur the pay date following the Termination Date.

(c) Except to the extent that specific treatment is required by the terms of the Employment Agreement, both parties agree and acknowledge that pursuant to certain equity incentive plans or other stock option or restricted stock unit (“RSU”) agreements of SSL, SSL may have granted Mr. Sadasivam options to purchase shares of common stock and RSUs of SSL. Except to the extent that specific treatment is required by the terms of the Employment Agreement, any stock options or RSUs granted to Mr. Sadasivam that are not vested as of the Termination Date shall be forfeited. Any stock options granted to Mr. Sadasivam that are vested as of the termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options. Any RSUs granted to Mr. Sadasivam that are vested as of the Termination Date shall remain Mr. Sadasivam property (subject to payment of any then unpaid withholding taxes) in accordance with the terms of such RSUs. Such stock options and RSUs shall also be subject to all other terms of the applicable stock option and RSU agreements. Mr. Sadasivam understands and agrees that he has no right or entitlement to any other shares, options or units pursuant to any other agreement with the Company.

(d) Mr. Sadasivam affirms that he has been granted any leaves to which he was entitled under the Family and Medical Leave Act, or any other leave or disability accommodation laws.

(e) Mr. Sadasivam affirms that he has no known workplace injuries or occupational diseases.

(f) Mr. Sadasivam affirms that he has not divulged any SSL proprietary or confidential information, and will continue to maintain the confidentiality of such information pursuant to his Employment Agreement.

(g) Mr. Sadasivam further affirms that he has not been or is not being retaliated against for reporting any allegations of wrongdoing by SSL or its officers, including any allegations of corporate fraud.

3. Severance Consideration. In connection with Mr. Sadasivam’s resignation and termination of employment, SunEdison, SSL and Mr. Sadasivam have agreed to settle all matters relating to Mr. Sadasivam’s employment relationship with SSL and the termination of such relationship. In exchange for Mr. Sadasivam’s promises and obligations herein, the parties agree as follows:

(a) Pay. Mr. Sadasivam will continue on SSL’s normal salaried payroll during the Severance Period receiving his regular compensation during that time, which will all be subject to all withholding and deductions currently applicable to compensation received by an employee of SSL, but without any 401(k) contributions being deducted. As stated above, if Mr. Sadasivam obtains other regular full time employment during the Severance Period, all payments from SSL shall cease for the duration of the Severance Period. During the Severance Period, Mr. Sadasivam will not continue to receive or accrue any additional PTO or vacation time.

(b) Treatment of Stock Options and RSUs. Stock options and RSUs shall be treated as specified in the relevant SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan (the “Plan”), or in the Employment Agreement.

(c) Benefits. Except as otherwise set forth herein or in the Employment Agreement, Mr. Sadasivam shall have continued eligibility for all benefit programs (as those plans may exist from time to time) through the end of the Severance Period, provided that Mr. Sadasivam applies for medical and dental benefit continuation though COBRA and/or insurance benefit conversion and contributes the same amount for such benefit coverage as similarly situated employees and provided further that SSL continues to provide such coverage for active non-union employees. Mr. Sadasivam’s life insurance and disability insurance premiums will continue to be paid by SSL through the duration of the Severance Period, and Mr. Sadasivam shall be entitled to continue such policies at his own expense after the Severance Period, if permitted by the respective carriers and applicable law.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Sadasivam arising out of his employment with SSL, excluding Mr. Sadasivam’s non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under any retirement or pension plans of SSL, and Mr. Sadasivam’s right, if any, to continued COBRA coverage. Mr. Sadasivam acknowledges and agrees that the payments and benefits provided herein are in full settlement of his employment relationship, Employment Agreement, and termination from employment with SSL.

4. Mr. Sadasivam’s Agreement Not to File Suit. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Sadasivam agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing (collectively “Releasors”), that he will not file or otherwise submit any, claim, complaint or action to any court, or any other forum, (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against SSL, nor file or otherwise submit any such claim, complaint or action against any subsidiary, affiliate or parent company of SSL, or against any officer, agent, employee, successor or assign of SSL(or of any such subsidiary, affiliate or parent company of SSL) (collectively “Releasees”), arising out of any action or non-action on the part of SSL or on the part of any such above-referenced entity or any officer, agent or employee of SSL or of any such entity for any act or event that occurred on or prior to the Date of Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Sadasivam and SSL, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42

U.S.C. §§ 2000e, et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701, et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§ 1001, et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101, et seq., the Older Worker Benefit Protection Act (“OWBPA”) 29 U.S.C. §§ 621, et seq., and (e) all other claims arising under any other law, regulation or ordinance in the USA. Notwithstanding the foregoing, nothing in this Agreement prevents Mr. Sadasivam from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC; however, Mr. Sadasivam understands and agrees that he is waiving any right to receive any monetary relief or other personal relief as a result of such EEOC proceeding or any subsequent legal action brought by him, the EEOC, or any other party.

5. Mr. Sadasivam’s Release of Claims. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Sadasivam agrees for himself and all Releasors, to release and forever discharge SSL and all Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in Paragraph 4, which have arisen or could arise between Mr. Sadasivam and/or Releasors, on the one hand, and SSL and/or Releasees, on the other hand, from matters which occurred on or prior to the Date of Agreement, which matters include, but are not limited to, Mr. Sadasivam’s employment with SSL and his termination of employment from SSL. Mr. Sadasivam agrees that he has not assigned to any third party any matter, claim, demand, damage, debt, cause of action, liability, controversy, judgment, and suit released or waived hereunder. Furthermore, Mr. Sadasivam will not accept any proceeds from any suit, claim or action, which any third party may bring on his behalf.

6. Unsuspected Claims. Mr. Sadasivam agrees to waive any provision of state or federal law which explicitly or implicitly would prevent the application of the Agreement to claims which Mr. Sadasivam does not know or suspect to exist in his favor at the time executing the Agreement which, if known by him, would have materially affected his decision to execute the Agreement.

7. Obligations under Employment Agreement. Mr. Sadasivam agrees that he has continuing obligations to SSL pursuant to the Employment Agreement and this Agreement. Any violation of those obligations by Mr. Sadasivam constitutes a material breach of this Agreement and subjects Mr. Sadasivam to forfeiture of all benefits and payments pursuant to this Agreement. SunEdison Semiconductor LLC. expressly reserves the right to pursue all other legal and equitable remedies available to them by virtue of any breach of the Employment Agreement or any promise made in this Agreement, including Paragraph 11 below.

8. Mutual Non-Disparagement

(a) Mr. Sadasivam represents that he will not, in any way, disparage SSL or any subsidiary, affiliate or parent of SSL, or any officer, agent, employee, customer, successor assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. SSL represents that they, their officers, directors and managers will not, in any way, disparage Mr. Sadasivam or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Sadasivam.

9. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

10. Return of SSLProperty. Mr. Sadasivam agrees to return to SSL all property in his possession that belongs to SSL.

11. CONFIDENTIALITY OF AGREEMENT. MR. SADASIVAM AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS HE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS HE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE. THIS MEANS THAT EXCEPT AS STATED ABOVE, HE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HIM IN CONNECTION WITH THIS AGREEMENT; (B) WITH A FINANCIAL CONSULTANT OR EXECUTIVE OUTPLACEMENT COUNSELOR; (C) WITH HIS SPOUSE; (D) WITH ANY TAXING AUTHORITIES; (E) AS NECESSARY TO ENFORCE THIS AGREEMENT; OR (F) WITH RESPECT TO THE FACTUAL INFORMATION CONTAINED IN PARAGRAPH 1 AND 2 HEREOF AND THE CONTINUING OBLIGATIONS OF MR. SADASIVAM UNDER THE EMPLOYMENT AGREEMENT, PROVIDED THAT SAID PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B) AND (C) OF THIS PARAGRAPH 11 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS.

12. Arbitration. Except for the enforcement of any rights to equitable relief, Mr. Sadasivam and SSL agree that any dispute, controversy or claim (between Mr. Sadasivam and SSL) arising out of, based upon or relating to this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Sadasivam’s employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this Paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, but not substantively, the arbitration will be governed by the then current Rules for Resolution of Employment Disputes of the American Arbitration Association (i.e., only the procedural arbitration rules will be used in any such arbitration, but not the substantive arbitration rules). Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Subject to Paragraph 16 hereof, the Arbitrator shall have the authority to award costs of the Arbitration (including attorney’s fees) in a manner consistent with the controlling substantive law of the claim at issue. Similarly, subject to Paragraph 16 hereof, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive law of the claim being asserted.

13. KNOWING AND VOLUNTARY AGREEMENT. MR. SADASIVAM HEREBY REPRESENTS, DECLARES AND AGREES THAT HE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO MR. SADASIVAM’S EMPLOYMENT RELATIONSHIP WITH SSLAND ITS TERMINATION. MR. SADASIVAM IS ADVISED TO CONSULT AN ATTORNEY. MR. SADASIVAM UNDERSTANDS THE EFFECT OF SIGNING THIS AGREEMENT.

14. Entire Agreement. This Agreement, when signed, including any Exhibits, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Mr. Sadasivam on one hand, and SSL on the other, on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both an executive officer of SSL and Mr. Sadasivam. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

15. Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the substantive laws of the State of Missouri (except its laws and decisions regarding conflicts of law, which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

16. Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that a party has violated any of its promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys’ fees, in enforcing or defending its rights under this Agreement. If a court or arbitrator does not specifically find that a party has violated any of its promises contained in this Agreement, then such court or arbitrator may not award such costs or fees against such party.

17. Severance Offer Expiration. Mr. Sadasivam acknowledges that he received this Agreement on July 29, 2013. Mr. Sadasivam acknowledges that he has been given the opportunity to take twenty-one (21) days within which to consider this Agreement before making a decision to sign this Agreement. If Mr. Sadasivam does not sign this Agreement and return to the Chairman of the Board of SSL the original Agreement signed by him, pursuant to the terms set forth herein, on or before 5:00 p.m. Central Standard Time on [date], the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

18. Consideration Period, Revocation Period, and Effective Date. This Agreement shall not be effective until seven (7) calendar days after the date Mr. Sadasivam signs and delivers this Agreement to SunEdison. During this seven-day period (the “Revocation Period”), Mr. Sadasivam may revoke this Agreement by giving written notice to the President and CEO of SunEdison, that Mr. Sadasivam has decided to revoke the Agreement (the “Revocation Notice”). If no such Revocation Notice is timely presented by Mr. Sadasivam, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Mr. Sadasivam signed and delivered this Agreement to SSL (“Effective Date”).

19. Effect of Failure to Deliver Agreement or Revocation. If Mr. Sadasivam fails to deliver a properly signed original of the Agreement so that it is received by the Chairman of the Board of SSL by 5:00 p.m. Central Standard Time on the Severance Offer Expiration Date, or if Mr. Sadasivam revokes this Agreement during the Revocation Period, then this Agreement is void and of no effect, and Mr. Sadasivam will not be entitled to the benefits of this Agreement, including those set forth in Paragraph 3.

20. Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Mr. Sadasivam and the Releases, and to SSL and the Releasors; further, this Agreement and the benefits provided hereunder are not assignable by Mr. Sadasivam without SSL’s express written consent.

21. By signing this Agreement, Mr. Sadasivam acknowledges:

(a)	HE HAS READ THIS AGREEMENT COMPLETELY.

(b)	HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

(c)	HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

(d)	HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

(e)	HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS.

(f)	HE IS NOT RELYING ON SSLOR ANY REPRESENTATIVE OF EITHER OF THEM TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

(g)	HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

(h)	HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM SSL OR ANY REPRESENTATIVE OF THEM.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

SunEdison Semiconductor LLC

By:
Chairman of the Board
SunEdison Semiconductor, LLC.

Shaker Sadasivam

Date:	(Mr. Sadasivam’s Signature)

Exhibit B

Confidentiality Agreement

AGREEMENT

I understand that the success of MEMC Electronic Materials, Inc. depends to a substantial extent upon the protection of its Confidential Information by all of its employees. Therefore, in consideration of the compensation and other benefits of my employment and continued employment by MEMC Electronic Materials, Inc. or one of its Affiliates, I agree with MEMC as follows:

EMPLOYMENT BY MEMC

As used herein, “MEMC” means MEMC Electronic Materials, Inc. or one of its Affiliates, whichever is my employer. The term “Affiliate” means any corporation, partnership, joint venture or other business organization in which MEMC Electronic Materials, Inc. now or hereafter, directly or indirectly, owns or controls at least a fifty percent (50%) equity interest, and any corporation, partnership, joint venture or other business organization which is affiliated with MEMC Electronic Materials Inc. by way of, now or hereafter, directly or indirectly an equity interest of at least fifty percent (50%).

During my MEMC employment I shall devote my working time and best efforts to the service of MEMC and shall comply with the policies and procedures of MEMC, including those relating to security and employee conduct, and I shall not engage in any planning or other business or technical activity, competitive with or in conflict with the business interests of MEMC Electronic Materials, lnc. or any Affiliate.

CONFIDENTIAL INFORMATION

As used herein, “Confidential Information” means all technical and business information of MEMC Electronic Materials, Inc. and its Affiliates, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by me (alone or with others) or to which I have had access during my employment. “Confidential Information” shall also include confidential evaluations of, and the confidential use or non-use by MEMC Electronic Materials, Inc. or any Affiliate of, technical or business information in the public domain.

I shall use my best efforts and diligence both during and after my MEMC employment to protect the confidential, trade secret and/or proprietary character of all Confidential Information. I shall not, directly or indirectly, use (for myself or another) or disclose any Confidential Information for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of my MEMC duties.

I shall deliver promptly to MEMC, at the termination of my employment or at any other time at MEMC’s request, without retaining any copies, all documents and other material in my possession relating, directly or indirectly, to any Confidential Information.

Each of my obligations in this section shall also apply to the confidential, trade secret and proprietary information learned or acquired by me during my employment from others with whom MEMC Electronic Materials, Inc. or any Affiliate has a business relationship.

I understand that I am not to disclose to MEMC Electronic Materials, Inc. or any Affiliate, or use for its benefit any of the confidential, trade secret or proprietary information of others, including any of my former employers.

COMPETITIVE ACTIVITY

I shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the period of two years following termination for any reason of my final employment with MEMC, engage in or contribute my knowledge to any work or activity that involves a product, process, apparatus, service or development which is then competitive with or similar to a product, process, apparatus, service or development on which I worked or with respect to which I had access to Confidential Information while at MEMC Electronic Materials, Inc. or any Affiliate at any time during the period of five years immediately prior to such termination (“Competitive Work”). However, I shall be permitted to engage in such proposed work or activity, and MEMC shall furnish me a written consent to that effect signed by an officer, if I shall have furnished to MEMC clear and convincing written evidence, including assurances from me and my new employer, that the fulfillment of my duties in such proposed work or activity would not likely cause me to disclose, base judgments upon, or use any Confidential Information. Following the expiration of said two year period, I shall continue to be obligated under the “Confidential Information” section of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information.

During my employment by MEMC, and for a period of two years thereafter, I shall not, directly or indirectly, induce or attempt to induce an employee of MEMC Electronic Materials, Inc. or any of its Affiliates to accept employment or affiliation involving Competitive Work with another firm or corporation of which I am an employee, owner, partner or consultant.

IDEAS, INVENTIONS OR DISCOVERIES

I shall promptly disclose to MEMC all ideas, inventions or discoveries, whether or not patentable, which I may conceive or make, alone or with others, during my employment, whether or not during working hours, and which directly or indirectly

(a)	relate to matters within the scope of my duties or field or responsibility during my employment by MEMC; or

(b)	are based on my knowledge of the actual or anticipated business or interests of MEMC Electronic Materials, Inc. or its Affiliates; or
(c)	are aided by the use of time, materials, facilities or information of MEMC Electronic Materials, Inc. or its Affiliates.

I hereby assign to MEMC, or its nominee, without further compensation, all of my right, title and interest in all such ideas, inventions or discoveries in all countries of the world.

Without further compensation but at MEMC’s expense, I shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of me by MEMC to enable MEMC to obtain, maintain, and enforce protection of such ideas, inventions, and discoveries for and in the name of MEMC, or its nominee, in all countries of the world. However, should I render any of these services following termination of my employment, I shall be compensated at a rate per hour equal to the basic salary I received from MEMC at the lime of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

I recognize the ideas, inventions or discoveries of the type described above conceived or made by me, alone or with others, within one year after termination of my employment are likely to have been conceived in significant part while employed by MEMC. Accordingly, I agree that such ideas, inventions or discoveries shall be presumed to have been conceived during my MEMC employment unless and until I have established the contrary by clear and convincing evidence.

MISCELLANEOUS

This Agreement shall be construed under the laws of the State of Missouri and shall be binding upon and enforceable against my heirs and legal representatives and the assignees of any idea, invention or discovery conceived or made by me.

To the extent this Agreement is legally enforceable. it shall supersede all previous agreements covering this subject matter between me and MEMC Electronic Materials, Inc. or its Affiliates, but shall not relieve me or such other party from any obligations incurred under any such previous agreement while in force.

If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable as to time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

If I am transferred from the company which was my employer at the time I signed this Agreement to the employment of another company that is an Affiliate of MEMC Electronic Materials, Inc. or is MEMC Electronic Materials, Inc. itself, and I have not entered into a superseding agreement with my new employer covering the subject matter of this Agreement, then this Agreement shall continue in effect and my new employer shall be termed “MEMC” for all purposes hereunder and shall have the right to enforce this Agreement as my employer. In the event of any subsequent transfer, my new employer shall succeed to all rights under this Agreement so long as such employer shall be MEMC Electronic Materials, Inc. or one of its Affiliates and so long as this Agreement has not been superseded.

MEMC and I shall each have the right to terminate my employment by giving 30 days written notice to the other party; provided, however, that no advance notice of termination shall be required if the business unit to which I am assigned is sold and I accept a comparable position with the purchaser of such business unit. MEMC, at its option, may elect to pay me my wages for the notice period instead of continuing my active employment during that period.

This Agreement is signed in duplicate, as of the 14th day of September 1993.

MEMC ELECTRONIC MATERIALS, INC.			/s/ Chandrasekhar Sadasivam
	BY	/s/ Robert C. McDonald	Signature of Employee
TITLE MGR OF HUMAN RESOURCES

SADASIVAM, CHANDRASEKHAR
OR			Typed Name of Employee

	Name of Affiliate		St. Peters
	BY		Employment Location
TITLE